Exhibit 99

Restaurant Brands International Inc. Announces Intention to Redeem All Class A Preferred Shares

and to Repurchase 5.0 million Class B Exchangeable Limited Partnership Units

OAKVILLE, ON, October 26, 2017 /CNW/—Restaurant Brands International Inc. (“RBI” or the “Company”) (TSX/NYSE: QSR) announced today its intention to redeem all 68,530,939 issued and outstanding Class A 9.00% Cumulative Compounding Perpetual Voting Preferred Shares (the “Class A Preferred Shares”) on December 12, 2017 (the “Redemption Date”).

On October 25, 2017, RBI’s Board of Directors approved the Company’s redemption of all issued and outstanding Class A Preferred Shares on the Redemption Date. In accordance with Section 4(a) of the Class A Preferred Share Provisions of Schedule A of the Company’s Articles of Amendment (filed as Exhibit 3.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015, the “Articles”), the Company has the right to redeem the Class A Preferred Shares on or after the third anniversary of the original issue date (December 12, 2014) of such shares.

The redemption price will be calculated in accordance with Section 4(a) of the Class A Preferred Share Provisions of Schedule A of the Articles, which entitles each holder of Class A Preferred Shares to receive a cash payment equal to the sum of (i) $48.109657 per Class A Preferred Share, plus (ii) the accrued and unpaid dividends on each Class A Preferred Share, including any and all Past Due Dividends (as defined in the Articles) and Additional Dividends (as defined in the Articles) on such Past Due Dividends, in each case, whether or not declared, to the Redemption Date, plus or minus (iii) any unpaid Make Whole Dividends (as defined in the Articles) for all prior fiscal years, all Past Due Dividends in respect of any Make Whole Dividends and all Additional Dividends, in each case, whether or not declared. The redemption price may be reduced in the event the Make Whole Dividends calculation (made in accordance with the Articles) results in an amount less than zero. Upon redemption, the Class A Preferred Shares will be cancelled, dividends will cease to accrue thereon and all rights of the holders will terminate, except the right to receive the cash payable upon such redemption.

RBI and Restaurant Brands International Limited Partnership (“RBI LP”) also announced today the receipt of an exchange notice from 3G Restaurant Brands Holdings LP (“RBH”), an affiliate of 3G Capital Partners Ltd. (“3G Capital”), to exchange 9,050,594 Class B exchangeable limited partnership units (the “Exchangeable Units”) of RBI LP. RBI LP intends to satisfy this notice with the repurchase of 5,000,000 Exchangeable Units for cash and the delivery of 4,050,594 common shares of the Company. In addition, various directors of the RBI Board and partners of 3G Capital have entered into agreements to increase their holdings by 8,019,345 Exchangeable Units in a separate transaction with RBH. No partners of 3G Capital are reducing their ownership directly or indirectly in either of the transactions. The repurchase of Exchangeable Units for cash will be based on the 20-day volume weighted average price of the Company’s common shares traded on the NYSE in US dollars, per the terms of the limited partnership agreement. The exchange date will occur on November 8, 2017.

The intended redemption of the Class A Preferred Shares and the repurchase of Exchangeable Units are both anticipated to be financed with available cash on hand.

Contacts

Investors

Markus Sturm, Investor Relations

investor@rbi.com

Media

Patrick McGrade, Communications and Corporate Affairs

media@rbi.com

About Restaurant Brands International

Restaurant Brands International Inc. is one of the world’s largest quick service restaurant companies with more than $29 billion in system-wide sales and over 23,000 restaurants in more than 100 countries and U.S. territories. RBI owns three of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, and POPEYES®. These independently operated brands have been serving their respective guests, franchisees and communities for over 40 years. To learn more about RBI, please visit the company’s website at www.rbi.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements include statements about RBI’s expectations and beliefs regarding their ability to complete the redemption of all of the issued and outstanding Class A Preferred Shares, the exchange of the Exchangeable Units for common shares of the Company and the repurchase of 5,000,000 Exchangeable Units. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the U.S. Securities and Exchange Commission and on SEDAR in Canada, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to RBI’s substantial indebtedness, which could adversely affect its financial condition and prevent it from fulfilling its obligations. RBI undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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